Exhibit 99

FOR IMMEDIATE RELEASE

June 27, 2012

Contact:  (analysts) Kris Wenker:  763-764-2607

(media) Kirstie Foster:  763-764-6364

GENERAL MILLS REPORTS FISCAL 2012 RESULTS

Year Included Base Business Growth, Strong New Product Sales, Strategic Acquisitions

Company Targets Balanced Growth in Fiscal 2013

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the fourth quarter and full fiscal year ended May 27, 2012.

Fiscal 2012 Results Summary

•                  Net sales grew 12 percent to $16.7 billion.  The international Yoplait acquisition completed in July 2011 contributed 7 points of net sales growth.

•                  New products generated 5 percent of U.S. Retail segment delivery volume, with particularly strong contributions from Fiber One 90-calorie brownie snack bars, Peanut Butter Multi-Grain Cheerios and Yoplait yogurt and granola parfaits.

•                  Segment operating profit rose 2 percent to exceed $3 billion, including contributions from the Yoplait International acquisition, significantly higher input costs year-over-year and increased advertising investment.

•                  Diluted earnings per share (EPS) totaled $2.35.

•                  Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled $2.56 compared to $2.48 a year ago.  (Please see Note 8 to the consolidated financial statements below for a reconciliation of this non-GAAP measure).

•                  During fiscal 2012, General Mills completed or announced four strategic acquisitions:  Yoplait S.A.S. (international—yogurt); Food Should Taste Good (U.S.—natural salty snacks); Parampara Foods (India—convenient meals) and Yoki Alimentos S.A., (Brazil—snacks and convenient meals).

General Mills Chairman and Chief Executive Officer Ken Powell said, “Fiscal 2012 was characterized by the highest input-cost inflation we’ve experienced in more than three decades, and this cost pressure constrained our earnings growth.  In addition, slow economic recovery kept many consumer budgets under pressure.  In this environment, we took strategic actions that increased our worldwide sales base and strengthened our portfolio.  In particular, we increased advertising and media investment on our base business, we sustained a high level of new-product activity worldwide, and we made several acquisitions that expand our participation in fast-growing food categories and emerging markets.”

General Mills net sales in fiscal 2012 increased 12 percent to $16.7 billion.  Price realization and mix contributed 3 points of net sales growth, and pound volume contributed 9 points of net sales growth, including 12 points of pound volume growth from the Yoplait acquisition.  Foreign exchange did not have a material effect on total net sales growth for the year.  Gross margin as a percent of net sales was below year-ago levels due to higher input costs and the change in business mix to include the Yoplait acquisition. Input cost inflation exceeded 10 percent for the year.  The company’s advertising and media expense rose 8 percent in fiscal 2012.  Segment operating profit increased 2 percent to exceed $3 billion for the first time in company history.  Earnings attributable to General Mills totaled $1.6 billion and diluted earnings per share totaled $2.35, below prior-year levels due primarily to mark-to-market effects, as well as restructuring charges recorded in the fourth quarter of fiscal 2012.  Adjusted diluted earnings per share, which excludes restructuring expenses, mark-to-market effects,  and certain other items affecting comparability of results year to year, totaled $2.56 compared to $2.48 a year ago.

Fourth-Quarter Results Summary

•                  Fourth-quarter 2012 net sales grew 12 percent to $4.1 billion.  The international Yoplait acquisition contributed 9 points of net sales growth.

•                  Segment operating profit grew 9 percent to $737 million.

•                  Diluted EPS totaled $0.49.

•                  Adjusted diluted EPS totaled $0.60, up 15 percent from $0.52 a year ago.  (See Note 8 for a reconciliation of this non-GAAP measure).

Net sales for the fourth quarter of 2012 totaled $4.1 billion.  Price realization and mix contributed 1 point of net sales growth.  Pound volume contributed 12 points of net sales growth, including 16 points of pound volume growth from the Yoplait acquisition.  Foreign exchange reduced fourth quarter net sales growth by one percentage point.  Gross margin as a percent of net sales was below the prior year.  Advertising and media expense grew 11 percent in the fourth quarter, and segment operating profit grew 9 percent to $737 million.  Net earnings attributable to General Mills totaled $325 million, including a restructuring charge of $64 million after tax, and diluted EPS totaled $0.49 in the fourth quarter.  Adjusted diluted EPS totaled $0.60 compared to $0.52 in last year’s fourth quarter.

U.S. Retail Segment Results

Fiscal 2012 net sales for General Mills’ U.S. Retail operations grew 3 percent to $10.5 billion.  Price realization and mix contributed 9 points of net sales growth for the year.  Pound volume grew for the Snacks and Small Planet Foods divisions, and essentially matched year-ago levels for Big G cereals, but fell for U.S. Retail overall, reducing net sales growth by 6 percentage points.  Segment operating profit declined 2 percent, reflecting higher input costs, lower volume and a 5 percent increase in advertising and media expense.

Net sales for the Big G cereal division grew 4 percent to $2.4 billion, with contributions from established brands such as Honey Nut Cheerios, Cinnamon Toast Crunch and Chex varieties, and new cereals including Peanut Butter MultiGrain Cheerios and Fiber One 80 Calories.  Snacks division net sales grew 15 percent, led by Fiber One and Nature Valley snack bar varieties.  The Pillsbury and Baking Products divisions each posted 3 percent net sales gains for the year.  Meals division net sales essentially matched prior-year results.  Yoplait USA net sales declined 5 percent, as lower volumes on certain established product lines offset strong growth by Yoplait Go-gurt and Yoplait Greek varieties.  Small Planet Foods division net sales grew 19 percent, including strong gains by Larabar natural fruit and nut bars, and Cascadian Farm organic cereals and grain snack bars.

Fourth-quarter net sales for the U.S. Retail segment grew 3 percent to $2.4 billion.  Price realization and mix contributed 10 points of net sales growth.  Pound volume declined, reducing net sales growth by 7 percentage points. Segment operating profit grew 4 percent to $536 million, including a 6 percent increase in advertising and media expense for the period.

International Segment Results

Net sales for General Mills’ consolidated International businesses grew 46 percent to reach $4.2 billion, including 37 points of net sales growth from acquisitions.  Pound volume contributed 65 points of net sales growth, including 63 points of growth from the acquisition.  Price realization and mix subtracted 20 points of net sales growth, reflecting the addition of the Yoplait International acquisition, and foreign exchange contributed 1 point of growth.  On a constant-currency basis, International segment net sales grew 45 percent overall, with sales essentially doubling in Europe, and gains of 28 percent in Canada, 17 percent in the Asia / Pacific region and 14 percent in Latin America.  (Please see Note 8 for a reconciliation of this non-GAAP measure).  Advertising and media expense grew 21 percent for the year.  Segment operating profit grew 47 percent to reach $430 million.

In the fourth quarter, International segment net sales grew 46 percent to $1.1 billion.  Pound volume contributed 75 points of net sales growth, all from the Yoplait acquisition. Price realization and mix subtracted 23 points of net sales growth, and foreign exchange subtracted 6 points of growth.  Segment operating profit grew 66 percent in the fourth quarter to reach $119 million.

Bakeries and Foodservice Segment Results

Net sales for the Bakeries and Foodservice segment grew 8 percent in fiscal 2012 to $2.0 billion.  Pound volume contributed 1 point of net sales growth, and price realization and mix contributed 7 points of growth.  Net sales to foodservice distributors and operators grew 8 percent, net sales to convenience store and vending customers grew 8 percent, and net sales to bakery and national restaurant accounts also increased 8 percent.  As anticipated, segment operating profit of $287 million was below prior-year levels that included strong grain merchandising earnings.

In the fourth quarter, Bakeries and Foodservice segment net sales grew 2 percent to $511 million, reflecting 3 points of growth from higher pound volume, while price realization and mix subtracted one point of growth.  Segment operating profit of $81 million was below strong prior-year levels.

Joint Venture Summary

After-tax earnings from joint ventures totaled $88 million in 2012.  This was below 2011 levels primarily due to higher effective tax rates and a particularly difficult operating environment for Haagen Dazs Japan (HDJ).  Net sales for Cereal Partners Worldwide (CPW) grew 4 percent.  Net sales for HDJ grew 11 percent, primarily reflecting favorable currency translation effects.

In the fourth quarter, after-tax earnings from joint ventures totaled $16 million, below prior-year levels due to start-up expenses associated with the addition of new capacity for CPW, and a higher tax rate.

Corporate Items

Unallocated corporate items represented net expense of $348 million in 2012 compared to net expense of $184 million in 2011.  This primarily reflects changes in mark-to-market valuation of certain commodity positions year-over-year.  Excluding mark-to-market effects in both years, unallocated corporate items totaled $244 million net expense this year compared to $279 million net expense a year ago.

Restructuring, impairment and other exit costs totaled $102 million in 2012, up from $4 million in 2011.  The increase reflects charges associated with a companywide productivity and savings plan announced in the fourth quarter of fiscal 2012.  (Please see Note 3 for discussion of these restructuring actions).

Net interest expense in 2012 totaled $352 million, $6 million above prior-year results reflecting increased debt levels following the Yoplait acquisition. The effective tax rate for 2012 was 32.1 percent.  Excluding certain items affecting comparability in both 2012 and 2011, the effective tax rate was 32.4 percent in 2012 compared to 33.2 percent in 2011. (Please see Note 8 below for a reconciliation of this non-GAAP measure).  For the fourth quarter, the effective tax rate excluding items affecting comparability was 31.1 percent in 2012 compared to 35.0 percent in 2011.

Cash Flow Items

Cash provided by operating activities totaled $2.4 billion in 2012, including a $200 million voluntary contribution to the company’s domestic pension plan made during the fourth quarter.  Cash from operations increased from last year’s results primarily due to targeted reductions of working capital.  Capital investments totaled $676 million in 2012, up 4 percent including investments in international Yoplait operations.  Dividends paid rose to $800 million, up 10 percent.  On June 26, 2012, the company announced an 8 percent increase in the quarterly dividend rate, effective with the August 1, 2012 payment.   Share repurchases of $313 million in 2012 were below year-ago levels, reflecting the company’s funding decisions for the Yoplait acquisition.

Outlook

“We expect fiscal 2013 to be another year of good growth for General Mills, reflecting sales and profit increases from our base business along with contributions from newly acquired operations,” said Powell.  “We plan to balance our 2013 earnings growth with reinvestment designed to support our longer-term progress.  These initiatives include increased marketing and merchandising investments in U.S. yogurt and select other product lines; investment to support the Canadian Yoplait yogurt business being assumed from the current licensee on September 1, 2012; and investments designed to accelerate our business growth in emerging markets, particularly China.”

General Mills expects fiscal 2013 net sales to grow at a mid-single-digit rate. The company’s business plan assumes input cost inflation of 2 to 3 percent.  Segment operating profits are expected to increase slightly faster than sales, reflecting strong holistic margin management (HMM) initiatives and significant administrative cost savings.  Media investment is expected to at least match the fiscal 2012 level of $914 million worldwide.  Increased pension expense (reflecting a lower discount rate and a lower asset return assumption) and a higher tax rate are expected to reduce earnings growth in 2013 by a combined total of 8 cents per share, while increased share repurchases are expected to contribute to EPS growth for the year.

The fiscal 2013 guidance provided above does not include any contribution from the anticipated acquisition of Yoki Alimentos, S.A., a Brazilian food company. General Mills expects this transaction will close during the first half of fiscal 2013.  The company plans to finance the acquisition with a combination of cash and debt.  General Mills estimates its adjusted diluted EPS for fiscal 2013 will total approximately $2.65.  This includes an estimated 2 to 3-cents per share drag from partial-year results for Yoki.  Adjusted diluted EPS excludes one-time integration costs, mark-to-market valuation of certain commodity positions and restructuring expenses.

General Mills will hold a briefing for investors today, June 27, 2012, beginning at 9:00 a.m. Eastern time.  You may access the web cast from General Mills’ internet home page:  generalmills.com.

Earnings per share excluding certain items, total company segment operating profit, international sales excluding foreign currency translation effects, and effective tax rate excluding certain items are each non-GAAP measures.  Reconciliations of these measures to their relevant GAAP measures appear in the financial schedules and Note 8 to the attached Consolidated Financial Statements.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except per Share Data)

	Fiscal Year
	2012	% Change	2011	% Change	2010
	(Unaudited)

Net sales	$16,657.9	11.9%	$14,880.2	1.7%	$14,635.6

Cost of sales	10,613.2	18.9%	8,926.7	1.0%	8,835.4

Selling, general, and administrative expenses	3,380.7	5.9%	3,192.0	0.9%	3,162.7

Divestitures (gain)	—	NM	(17.4)	NM	—

Restructuring, impairment, and other exit costs	101.6	NM	4.4	(86.0)%	31.4

Operating profit	2,562.4	(7.6)%	2,774.5	6.5%	2,606.1

Interest, net	351.9	1.6%	346.3	(13.8)%	401.6

Earnings before income taxes and after-tax earnings from joint ventures	2,210.5	(9.0)%	2,428.2	10.1%	2,204.5

Income taxes	709.6	(1.6)%	721.1	(6.5)%	771.2

After-tax earnings from joint ventures	88.2	(8.5)%	96.4	(5.2)%	101.7

Net earnings, including earnings attributable to redeemable and noncontrolling interests	1,589.1	(11.9)%	1,803.5	17.5%	1,535.0

Net earnings attributable to redeemable and noncontrolling interests	21.8	319.2%	5.2	15.6%	4.5

Net earnings attributable to General Mills (a)	$1,567.3	(12.8)%	$1,798.3	17.5%	$1,530.5

Earnings per share - basic	$2.42	(13.6)%	$2.80	20.7%	$2.32

Earnings per share - diluted	$2.35	(13.0)%	$2.70	20.5%	$2.24

Dividends per share	$1.22	8.9%	$1.12	16.7%	$0.96

	Fiscal Year
	2012	Basis Pt Change	2011	Basis Pt Change	2010
Comparisons as a % of net sales:

Gross margin	36.3%	(370)	40.0%	30	39.7%

Selling, general, and administrative expenses	20.3%	(120)	21.5%	(10)	21.6%

Operating profit	15.4%	(320)	18.6%	80	17.8%

Net earnings attributable to General Mills	9.4%	(270)	12.1%	160	10.5%

	Fiscal Year
	2012	Basis Pt Change	2011	Basis Pt Change	2010
Comparisons as a % of net sales excluding certain items affecting comparability (b):

Gross margin	36.9%	(250)	39.4%	(30)	39.7%

Operating profit	16.7%	(130)	18.0%	20	17.8%

Net earnings attributable to General Mills	10.2%	(90)	11.1%	40	10.7%

(a)          See Note 2.

(b)         See Note 8 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 27, 2012	May 29, 2011	% Change

Net sales	$4,066.4	$3,634.3	11.9%

Cost of sales	2,570.3	2,269.9	13.2%

Selling, general, and administrative expenses	857.4	828.8	3.5%

Divestiture (gain)	—	(3.1)	NM

Restructuring, impairment, and other exit costs	100.7	2.3	NM

Operating profit	538.0	536.4	0.3%

Interest, net	83.3	89.4	(6.8)%

Earnings before income taxes and after-tax earnings from joint ventures	454.7	447.0	1.7%

Income taxes	135.4	155.7	(13.0)%

After-tax earnings from joint ventures	15.5	29.8	(48.0)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	334.8	321.1	4.3%

Net earnings attributable to redeemable and noncontrolling interests	9.4	0.9	NM

Net earnings attributable to General Mills (a)	$325.4	$320.2	1.6%

Earnings per share - basic	$0.50	$0.50	—%

Earnings per share - diluted	$0.49	$0.48	2.1%

Dividends per share	$0.305	$0.280	8.9%

	Quarter Ended
	May 27, 2012	May 29, 2011	Basis Pt Change
Comparisons as a % of net sales:

Gross margin	36.8%	37.5%	(70)

Selling, general, and administrative expenses	21.1%	22.8%	(170)

Operating profit	13.2%	14.7%	(150)

Net earnings attributable to General Mills	8.0%	8.8%	(80)

	Quarter Ended
	May 27, 2012	May 29, 2011	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (b):

Gross margin	37.2%	38.6%	(140)

Operating profit	16.2%	15.8%	40

Net earnings attributable to General Mills	9.9%	9.5%	40

(a)          See Note 2.

(b)         See Note 8 for a reconciliation of these measures not defined by GAAP.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2012	% Change	2011	% Change	2010
	(Unaudited)
Net sales:
U.S. Retail	$10,480.2	3.1%	$10,163.9	(0.4)%	$10,209.8
International	4,194.3	45.9%	2,875.5	7.1%	2,684.9
Bakeries and Foodservice	1,983.4	7.7%	1,840.8	5.7%	1,740.9
Total	$16,657.9	11.9%	$14,880.2	1.7%	$14,635.6

Operating profit:
U.S. Retail	$2,295.3	(2.2)%	$2,347.9	(1.6)%	$2,385.2
International	429.6	47.4%	291.4	51.7%	192.1
Bakeries and Foodservice	286.7	(6.4)%	306.3	16.4%	263.2
Total segment operating profit	3,011.6	2.2%	2,945.6	3.7%	2,840.5

Unallocated corporate items	347.6	88.8%	184.1	(9.3)%	203.0
Divestitures (gain)	—	NM	(17.4)	NM	—
Restructuring, impairment, and other exit costs	101.6	NM	4.4	(86.0)%	31.4
Operating profit	$2,562.4	(7.6)%	$2,774.5	6.5%	$2,606.1

	Fiscal Year
	2012	Basis Pt Change	2011	Basis Pt Change	2010
Segment operating profit as a % of net sales:
U.S. Retail	21.9%	(120)	23.1%	(30)	23.4%
International	10.2%	10	10.1%	290	7.2%
Bakeries and Foodservice	14.5%	(210)	16.6%	150	15.1%
Total segment operating profit	18.1%	(170)	19.8%	40	19.4%

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	May 27, 2012	May 29, 2011	% Change
Net sales:
U.S. Retail	$2,422.2	$2,353.5	2.9%
International	1,133.4	778.5	45.6%
Bakeries and Foodservice	510.8	502.3	1.7%
Total	$4,066.4	$3,634.3	11.9%

Operating profit:
U.S. Retail	$536.2	$512.9	4.5%
International	119.4	71.9	66.1%
Bakeries and Foodservice	81.0	90.0	(10.0)%
Total segment operating profit	736.6	674.8	9.2%

Unallocated corporate items	97.9	139.2	(29.7)
Divestiture (gain)	—	(3.1)	NM
Restructuring, impairment, and other exit costs	100.7	2.3	NM
Operating profit	$538.0	$536.4	0.3%

	Quarter Ended
	May 27, 2012	May 29, 2011	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	22.1%	21.8%	30
International	10.5%	9.2%	130
Bakeries and Foodservice	15.9%	17.9%	(200)
Total segment operating profit	18.1%	18.6%	(50)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	May 27, 2012	May 29, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$471.2	$619.6
Receivables	1,323.6	1,162.3
Inventories	1,478.8	1,609.3
Deferred income taxes	59.7	27.3
Prepaid expenses and other current assets	358.1	483.5
Total current assets	3,691.4	3,902.0
Land, buildings, and equipment	3,652.7	3,345.9
Goodwill	8,182.5	6,750.8
Other intangible assets	4,704.9	3,813.3
Other assets	865.3	862.5
Total assets	$21,096.8	$18,674.5
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,148.9	$995.1
Current portion of long-term debt	741.2	1,031.3
Notes payable	526.5	311.3
Other current liabilities	1,426.6	1,321.5
Total current liabilities	3,843.2	3,659.2
Long-term debt	6,161.9	5,542.5
Deferred income taxes	1,171.4	1,127.4
Other liabilities	2,189.8	1,733.2
Total liabilities	13,366.3	12,062.3
Redeemable interest	847.8	—
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,308.4	1,319.8
Retained earnings	9,958.5	9,191.3
Common stock in treasury, at cost, shares of 106.1 and 109.8	(3,177.0)	(3,210.3)
Accumulated other comprehensive loss	(1,743.7)	(1,010.8)
Total stockholders’ equity	6,421.7	6,365.5
Noncontrolling interests	461.0	246.7
Total equity	6,882.7	6,612.2
Total liabilities and equity	$21,096.8	$18,674.5

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2012	2011
	(Unaudited)
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,589.1	$1,803.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	541.5	472.6
After-tax earnings from joint ventures	(88.2)	(96.4)
Stock-based compensation	108.3	105.3
Deferred income taxes	149.4	205.3
Tax benefit on exercised options	(63.1)	(106.2)
Distributions of earnings from joint ventures	68.0	72.7
Pension and other postretirement benefit plan contributions	(222.2)	(220.8)
Pension and other postretirement benefit plan expense	77.8	73.6
Divestitures (gain)	—	(17.4)
Restructuring, impairment, and other exit costs (income)	97.8	(1.3)
Changes in current assets and liabilities, excluding the effects of acquisitions	243.8	(720.9)
Other, net	(100.2)	(43.2)
Net cash provided by operating activities	2,402.0	1,526.8
Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(675.9)	(648.8)
Acquisitions	(1,050.1)	(123.3)
Investments in affiliates, net	(22.2)	(1.8)
Proceeds from disposal of land, buildings, and equipment	2.2	4.1
Proceeds from divestiture of product lines	—	34.4
Exchangeable note	(131.6)	—
Other, net	6.8	20.3
Net cash used by investing activities	(1,870.8)	(715.1)
Cash Flows - Financing Activities
Change in notes payable	227.9	(742.6)
Issuance of long-term debt	1,390.5	1,200.0
Payment of long-term debt	(1,450.1)	(7.4)
Proceeds from common stock issued on exercised options	233.5	410.4
Tax benefit on exercised options	63.1	106.2
Purchases of common stock for treasury	(313.0)	(1,163.5)
Dividends paid	(800.1)	(729.4)
Other, net	(13.2)	(10.3)
Net cash used by financing activities	(661.4)	(936.6)
Effect of exchange rate changes on cash and cash equivalents	(18.2)	71.3
Decrease in cash and cash equivalents	(148.4)	(53.6)
Cash and cash equivalents - beginning of year	619.6	673.2
Cash and cash equivalents - end of year	$471.2	$619.6
Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions:
Receivables	$(24.2)	$(69.8)
Inventories	144.5	(240.0)
Prepaid expenses and other current assets	149.4	(96.0)
Accounts payable	12.1	109.0
Other current liabilities	(38.0)	(424.1)
Changes in current assets and liabilities	$243.8	$(720.9)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)          The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)          We use captions in our Consolidated Financial Statements as required by guidance on noncontrolling interests, including “Net earnings attributable to General Mills,” which we have shortened to “Net earnings” in this release.

(3)          In fiscal 2012, we approved a major productivity and cost savings plan designed to improve organizational effectiveness and focus on key growth strategies. The plan includes organizational changes that strengthen business alignment, and actions to accelerate administrative efficiencies across all of our operating segments and support functions. In connection with this initiative, we recorded a $101 million restructuring charge. We expect to eliminate approximately 850 positions globally and recorded $88 million of employee severance expense and a non-cash charge of $13 million related to the write-off of certain long-lived assets in our U.S. Retail segment. We expect to record approximately $19 million of restructuring charges related to these actions in fiscal 2013. These restructuring actions are expected to be completed by the end of fiscal 2014.

(4)          During the first quarter of fiscal 2012, we acquired a 51 percent controlling interest in Yoplait S.A.S. and a 50 percent interest in Yoplait Marques S.A.S. from PAI Partners and Sodiaal for an aggregate purchase price of $1.2 billion. We consolidated both entities into our Consolidated Balance Sheets and recorded goodwill of $1.5 billion. Indefinite lived intangible assets acquired primarily include brands of $476 million. Finite lived intangible assets acquired primarily include franchise agreements of $440 million and customer relationships of $107 million. The pro forma effects of this acquisition were not material.

On the acquisition date, we recorded the $264 million fair value of Sodiaal’s 50 percent interest in Yoplait Marques S.A.S. as a noncontrolling interest on our Consolidated Balance Sheets. On the acquisition date, we also recorded the $904 million fair value of Sodiaal’s 49 percent interest in Yoplait S.A.S. as a redeemable interest on our Consolidated Balance Sheets. These euro-denominated interests are reported in U.S. dollars on our Consolidated Balance Sheets. Sodiaal has the ability to put a limited portion of its redeemable interest to us once per year at fair value up to a maximum of 9 years. We adjust the value of the redeemable interest through additional paid-in capital on our Consolidated Balance Sheets quarterly to the redeemable interest’s redemption value which approximates its fair value. As of May 27, 2012, the redemption value of the redeemable interest was $848 million.

During the fourth quarter of fiscal 2012, we entered into a purchase agreement with Yoki Alimentos S.A. (Yoki), a privately held food company headquartered in Sao Bernardo do Campo, Brazil, for an aggregate purchase price of approximately 1.97 billion Brazilian reals (approximately $990 million as of May 27, 2012) including the assumption of approximately 220 million Brazilian reals (approximately $110 million as of May 27, 2012) of outstanding debt.  The purchase price is subject to an adjustment based on the net asset value of the business at the closing date.  Yoki operates in several food categories, including snacks, convenient meals, basic foods, and seasonings.  We expect the transaction to be completed in the first half of fiscal 2013.  We expect to fund this transaction using cash available in our foreign subsidiaries and commercial paper.

(5)          For the fourth quarter of fiscal 2012, unallocated corporate expense totaled $98 million compared to $139 million in the same period last year. We recorded an $18 million net increase in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the fourth quarter of fiscal 2012, compared to a $38 million net increase in expense in the fourth quarter of fiscal 2011. Compensation and benefit expense decreased in the fourth quarter of fiscal 2012 compared to the fourth quarter of fiscal 2011. In the fourth quarter of fiscal 2012, we recorded $3 million of integration costs related to the acquisition of Yoplait S.A.S. and Yoplait Marques S.A.S.

For fiscal 2012, unallocated corporate expense was $348 million compared to $184 million last year. In fiscal 2012 we recorded a $104 million net increase in expense related to mark-to-market valuation of certain commodity positions and grain inventories, compared to a $95 million net decrease in expense last year. In fiscal 2012, we also recorded $11 million of integration costs related to the acquisition of Yoplait S.A.S. and Yoplait Marques S.A.S. These increases in expense were partially offset by a decrease in compensation and benefit expense compared to fiscal 2011.

(6)          Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 27, 2012	May 29, 2011	2012	2011	2010
Net earnings attributable to General Mills	$325.4	$320.2	$1,567.3	$1,798.3	$1,530.5

Average number of common shares - basic EPS	650.1	642.5	648.1	642.7	659.6
Incremental share effect from: (a)
Stock options	13.0	16.0	13.9	16.6	17.7
Restricted stock, restricted stock units, and other	5.2	5.9	4.7	5.5	6.0
Average number of common shares - diluted EPS	668.3	664.4	666.7	664.8	683.3
Earnings per share - basic	$0.50	$0.50	$2.42	$2.80	$2.32
Earnings per share - diluted	$0.49	$0.48	$2.35	$2.70	$2.24

(a)          Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(7)          The effective tax rate for fiscal 2012 was 32.1 percent compared to 29.7 percent in fiscal 2011. The 2.4 percentage point increase was primarily due to a $100 million reduction to tax expense recorded in fiscal 2011 related to a settlement with the Internal Revenue Service (IRS) concerning corporate income tax adjustments for fiscal years 2002 to 2008.

(8)          We have included five measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), integration costs resulting from the acquisitions of Yoplait S.A.S. and Yoplait Marques S.A.S. (“acquisition integration costs”), restructuring costs reflecting employee severance expense and the write-off of certain long-lived assets (“restructuring costs”), and income tax effects from changes in uncertain tax items (“uncertain tax items”) (collectively, these four items are referred to as “certain items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (3) total segment operating profit, (4) net sales growth rates for our International segment in total and by region excluding the impact of changes in foreign currency exchange, and (5) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

Diluted EPS excluding certain items affecting comparability follows:

	Quarter Ended		Fiscal Year
Per Share Data	May 27, 2012	May 29, 2011	2012	2011
Diluted earnings per share, as reported	$0.49	$0.48	$2.35	$2.70
Mark-to-market effects (a)	0.01	0.04	0.10	(0.09)
Acquisition integration costs (b)	—	—	0.01	—
Restructuring costs (c)	0.10	—	0.10	—
Uncertain tax items (d)	—	—	—	(0.13)
Diluted earnings per share, excludingcertain items affecting comparability	$0.60	$0.52	$2.56	$2.48

(a)          See Note 5.

(b)         Integration costs resulting from the acquisitions of Yoplait S.A.S. and Yoplait Marques S.A.S.

(c)          See Note 3.

(d)         Effects of court decisions and audit settlements on uncertain tax matters.

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follows:

	Quarter Ended
	May 27, 2012		May 29, 2011
In Millions Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,496.1	36.8%	$1,364.4	37.5%
Mark-to-market effects (b)	18.5	0.4%	38.1	1.1%
Adjusted gross margin	$1,514.6	37.2%	$1,402.5	38.6%

Operating profit as reported	$538.0	13.2%	$536.4	14.7%
Mark-to-market effects (b)	18.5	0.4%	38.1	1.1%
Acquisition integration costs (c)	3.4	0.1%	—	—%
Restructuring costs (d)	100.6	2.5%	—	—%
Adjusted operating profit	$660.5	16.2%	$574.5	15.8%

Net earnings attributable to General Mills as reported	$325.4	8.0%	$320.2	8.8%
Mark-to-market effects, net of tax (b)	11.6	0.3%	24.0	0.7%
Acquisition integration costs, net of tax (c)	2.5	—%	—	—%
Restructuring costs, net of tax (d)	64.3	1.6%	—	—%
Adjusted net earnings attributable to General Mills	$403.8	9.9%	$344.2	9.5%

	Fiscal Year
	2012		2011
In Millions Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$6,044.7	36.3%	$5,953.5	40.0%
Mark-to-market effects (b)	104.2	0.6%	(95.2)	(0.6)%
Adjusted gross margin	$6,148.9	36.9%	$5,858.3	39.4%

Operating profit as reported	$2,562.4	15.4%	$2,774.5	18.6%
Mark-to-market effects (b)	104.2	0.6%	(95.2)	(0.6)%
Acquisition integration costs (c)	11.2	0.1%	—	—%
Restructuring costs (d)	100.6	0.6%	—	—%
Adjusted operating profit	$2,778.4	16.7%	$2,679.3	18.0%

Net earnings attributable to General Mills as reported	$1,567.3	9.4%	$1,798.3	12.1%
Mark-to-market effects, net of tax (b)	65.6	0.4%	(60.0)	(0.4)%
Acquisition integration costs, net of tax (c)	9.7	—%	—	—%
Restructuring costs, net of tax (d)	64.3	0.4%	—	—%
Uncertain tax items (e)	—	—%	(88.9)	(0.6)%
Adjusted net earnings attributable to General Mills	$1,706.9	10.2%	$1,649.4	11.1%

(a)          Net sales less cost of sales.

(b)         See Note 5.

(c)          Integration costs resulting from the acquisitions of Yoplait S.A.S. and Yoplait Marques S.A.S.

(d)         See Note 3.

(e)          Effects of court decisions and audit settlements on uncertain tax matters.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

The reconciliation of International segment and region net sales growth rates as reported to growth rates excluding the impact of foreign currency exchange below demonstrates the effect of foreign currency exchange rate fluctuations from year to year. To present this information, current period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

	Quarter Ended May 27, 2012
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Europe	94%	(13	)pts	107%
Asia/Pacific	24	—		24
Canada	25	(4)		29
Latin America	12	(5)		17
Total International	46%	(6	)pts	52%

	Fiscal Year Ended May 27, 2012
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant Currency Basis
Europe	97%	(1	)pt	98%
Asia/Pacific	21	4		17
Canada	29	1		28
Latin America	11	(3)		14
Total International	46%	1	pt	45%

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability:

	Quarter Ended				Fiscal Year Ended
	May 27, 2012		May 29, 2011		May 27, 2012		May 29, 2011
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$454.7	$135.4	$447.0	$155.7	$2,210.5	$709.6	$2,428.2	$721.1
Mark-to-market effects (b)	18.5	6.9	38.1	14.1	104.2	38.6	(95.2)	(35.2)
Acquisition integration costs (c)	3.4	0.9	—	—	11.2	1.5	—	—
Restructuring costs (d)	100.6	36.3	—	—	100.6	36.3	—	—
Uncertain tax items (e)	—	—	—	—	—	—	—	88.9
As adjusted	$577.2	$179.5	$485.1	$169.8	$2,426.5	$786.0	$2,333.0	$774.8
Effective tax rate:
As reported		29.8%		34.8%		32.1%		29.7%
As adjusted		31.1%		35.0%		32.4%		33.2%

(a)          Earnings before income taxes and after-tax earnings from joint ventures.

(b)         See Note 5.

(c)          Integration costs resulting from the acquisitions of Yoplait S.A.S. and Yoplait Marques S.A.S.

(d)         See Note 3.

(e)          Effects of court decisions and audit settlements on uncertain tax matters.